Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

Boxlight Corporation

Lawrenceville, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239939) and Form S-8 (No. 333-249375) of Boxlight Corporation of our report dated December 10, 2020, relating to the consolidated financial statements of Sahara Holdings Limited, which appears in this Form 8-K.

/s/ BDO LLP

BDO LLP

London, United Kingdom

December 10, 2020